EXHIBIT 99.1

CLEVELAND-CLIFFS COMPLETES ACQUISITION OF AK STEEL
CLEVELAND - March 13, 2020 - Cleveland-Cliffs Inc. (NYSE: CLF) announced today that it has successfully completed the acquisition of AK Steel Holding Corporation, integrating North America’s largest producer of iron ore pellets downstream into the production of value-added steel and specialty manufactured parts for the automotive industry. The combined company will be led by Chairman, President and Chief Executive Officer Lourenco Goncalves.
“This is a new era for Cleveland-Cliffs as a producer of differentiated, high quality iron ore, metallics and steel in North America. The new Cliffs will begin from a unique position of strength in our industry, with a dynamic combination of assets including two efficient integrated blast furnace steel mills, two electric arc furnace plants, a new state-of-the-art HBI plant and several other highly technologically developed facilities. We will be catering to a desirable customer base and primarily doing business in the United States, the most resilient manufacturing economy in the world,” said Mr. Goncalves. “I am honored to be leading a Company that is built on such a rich history, and now combines mining, pelletizing, direct-reduction, EAF steelmaking, BF/BOF steelmaking, highly technologically developed finishing mills and automated manufacturing of auto-parts.” Mr. Goncalves concluded: “I am also very pleased to welcome the AK Steel employees and the unions representing the workforce throughout the country to the Cleveland-Cliffs family. From now on, we are a single, united and very strong team.”
About Cleveland-Cliffs Inc.
Founded in 1847, Cleveland-Cliffs is among the largest vertically integrated producers of differentiated iron ore and steel in North America. With an emphasis on non-commoditized products, Cliffs is uniquely positioned to supply both customized iron ore pellets and sophisticated steel solutions to a quality-focused customer base, with an industry-leading market share in the automotive industry. In 2020, Cliffs also expects to be the sole producer of hot briquetted iron (HBI) in the Great Lakes region. A commitment to environmental sustainability is core to our business operations and extends to how we partner with stakeholders across our communities and the steel value chain. Headquartered in Cleveland, Ohio, Cleveland-Cliffs employs approximately 12,000 people across mining and steel manufacturing operations in the United States, Canada and Mexico. For more information, visit http://www.clevelandcliffs.com
Source: Cleveland-Cliffs Inc.

MEDIA CONTACT: Patricia Persico Director, Corporate Communications (216) 694-5316	INVESTOR CONTACT: Paul Finan Director, Investor Relations (216) 694-6544

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